Exhibit 1.2
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
AEI
(Adopted by Special Resolution dated December 20, 2007)
1.	The name of the Company is AEI.

2.	The registered office will be situated at the offices of Appleby Corporate Services (Cayman) Ltd., P.O. Box 1350 GT, Clifton House, 75 Fort Street, George Town in the Island of Grand Cayman or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law (as amended).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Law (as amended).

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this Section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the Members is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The authorised share capital of the Company is US$10,000,000 consisting of 5,000,000,000 ordinary shares with a par value of US $0.002 per share and having the rights and privileges attached thereto as provided in the Company’s Articles of Association with the power for the Company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions; and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

8.	The Company may exercise the power contained in Section 226 of the Companies Law (as amended) to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.
(STAMP)

CERTIFIED TO BE A TRUE AND CORRECT COPY
SIG.	/s/ Flossiebell M. Maragh
Flossiebell M. Maragh
Assistant Registrar
Date. 20th December 2007